As filed with the United States Securities and Exchange Commission on October 1, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HOMEOWNERS CHOICE, INC.

(Exact name of registrant as specified in its charter)

Florida	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5300 West Cypress Street, Suite 100

Tampa Florida 33607

(Address, Including Zip Code, of Principal Executive Offices)

Homeowners Choice, Inc. 2012 Omnibus Incentive Plan

(Full Title of the Plan)

F&L Corp.

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

Andrew Graham, Esq. General Counsel Homeowners Choice, Inc. 5300 West Cypress Street, Suite 100 Tampa, Florida 33607 Telephone No.: (813) 405-3600	Curt P. Creely, Esq. Foley & Lardner LLP 100 N. Tampa Street, Suite 2700 Tampa, Florida 33602 Telephone No.: (813) 229-2300 Facsimile No.: (813) 221-4210

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, No Par Value	5,000,000 shares	$22.48	$112,400,000	$15,332

(1)	This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the prospectus of the above-named plan, and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock which become issuable under the Homeowners Choice, Inc. 2012 Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)	Pursuant to Rule 457(h) and (c) promulgated under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on September 26, 2012, as reported on the NASDAQ Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this registration statement (this “Registration Statement”) will be sent or given to participants in the Homeowners Choice, Inc. 2012 Omnibus Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by Homeowners Choice, Inc. (hereinafter referred to as the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

•	The Registrant’s annual report on Form 10-K for the year ended December 31, 2011 (as filed on March 30, 2012);

•	The Registrant’s quarterly report on Form 10-Q for the periods ended March 31, 2012 (as filed on May 14, 2012) and June 30, 2012 (as filed on August 14, 2012);

•	The Registrant’s current reports on Form 8-K filed March 14, 2012, April 2, 2012, April 12, 2012, April 20, 2012, April 25, 2012, May 10, 2012, May 31, 2012, June 14, 2012, and August 13, 2012; and

•

The description of the common stock, no par value, of the Registrant (the “Common Stock”) contained in the Registrant’s Registration Statement on Form 8-A/A filed on July 23, 2008, including any amendments or reports filed for the purposes of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legal validity of the shares of Common Stock being registered hereunder has been passed upon by the law firm of Foley & Lardner LLP, Tampa, Florida. One of the Company’s directors, Martin Traber, is a partner at the law firm of Foley & Lardner LLP. As a director of the Company, Mr. Traber is eligible to receive awards under and otherwise participate in the 2012 Omnibus Incentive Plan. Attorneys with Foley & Lardner LLP representing the Company with respect to the shares being registered hereunder beneficially own (excluding options) approximately 125,683 shares of Common Stock and options to purchase 112,997 shares of Common Stock as of the date of this Registration Statement, all of which are currently exercisable.

Item 6. Indemnification of Directors and Officers.

The Florida Business Corporation Act, or “FBCA,” permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding, the FBCA provides that a Florida corporation must indemnify any director, officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to our company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) unlawful distributions, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

The Registrant has adopted provisions in its bylaws, as amended, providing that the Registrant’s directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Florida law. Accordingly, the Registrant has acquired directors and officers insurance coverage for its officers and directors. In addition, the Registrant has entered into indemnification agreements with its officers and directors pursuant to which the

Registrant has agreed to hold harmless and indemnify such officers and directors to the fullest extent permitted by law, as such may be amended from time to time. These indemnification agreements also provide for the advancement of expenses by the Registrant and, under certain circumstances, obligate the Registrant to pay, in whole or in part, certain amounts paid in judgment or settlement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Registrant’s directors or officers pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees, or other agents as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 1st day of October, 2012.

HOMEOWNERS CHOICE, INC.

By:	/s/ Paresh Patel
Paresh Patel
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on October 1, 2012 in the capacities indicated. Each person whose signature appears below constitutes and appoints Andrew Graham and Paresh Patel, and each of them individually, as his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Paresh Patel Paresh Patel	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 1, 2012

/s/ Richard R. Allen Richard R. Allen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 1, 2012

/s/ George Apostolou George Apostolou	Director	October 1, 2012

/s/ Sanjay Madhu Sanjay Madhu	Director	October 1, 2012

/s/ Harish M. Patel Harish M. Patel	Director	October 1, 2012

/s/ Gregory Politis Gregory Politis	Director	October 1, 2012

/s/ Anthony Saravanos Anthony Saravanos	Director	October 1, 2012

/s/ Martin A. Traber Martin A. Traber	Director	October 1, 2012

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Articles of Incorporation, with amendments. Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K filed March 29, 2011.

4.2	Bylaws as amended April 16, 2009. Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed April 23, 2009.

4.3	Homeowners Choice, Inc. 2012 Omnibus Incentive Plan. Incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2012.

5.1*	Opinion of Foley & Lardner LLP.

23.1*	Consent of Hacker, Johnson & Smith, PA.

23.2*	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

24	Powers of Attorney (included on signature page).

Documents incorporated by reference to filings made by the Company under the Securities Exchange Act of 1934, as amended, are under Securities and Exchange Commission File No. 001-34126.

*	Filed herewith.